EXHIBIT 10.9

FIRSTMERIT CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN

ARTICLE BI-PARTICIPATION IN THE PLAN		4
3.1	Eligibility	4
3.2	Participation	4
3.3	Initial Year of Eligibility	4
3.4	Deferral Elections	5
ARTICLE IV-ACCOUNTS		5
4.1	Crediting Accounts	5
4.2	Cash Account	5
4.3	Stock Account	5
4.4	Asset Account	6
4.5	Transfers Among Investment Funds and Between Accounts	6
ARTICLE V-DISTRIBUTIONS		7
5.1	Distributions upon Separation from Service (Other Than Death)	7
5.2	Distributions from Cash Accounts and Asset Accounts	7
5.3	Distributions from Stock Accounts	7
5.4	Small Accounts	8
5.5	In-Service Distributions	8
5.6	Accelerated Distribution	9
5.7	Distribution upon Death	9
ARTICLE VI-BENEFICIARY DESIGNATION		10
6.1	Beneficiary Designation	10
6.2	Amendments	10
6.3	No Beneficiary Designation or Death of Beneficiary	10
6.4	Effect of Payment	10
ARTICLE VII-THE COMMITTEE		11
7.1	Authority	11
7.2	Elections, Notices	11
7.3	Agents	11
7.4	Binding Effect of Decisions	11
7.5	Indemnity of Committee	11
ARTICLE VIII-SHARES AVAILABLE		11
8.1	Number	11
8.2	Adjustments	12
ARTICLE IX MISCELLANEOUS
9.1	Unfunded Plan	12
9.2	Non-alienation of Benefits	12
9.3	Invalidity	12
9.4	Governing Law	13
9.5	Amendment, Modification and Termination of the Plan	13
9.6	Successors and Heirs	13
9.7	Status as Shareholders	13
9.8	Rights	13
9.9	Use of Terms	13
9.10	Statement of Accounts	13
9.11	Compliance with Laws	14
9.12	Plan Construction	14

9.13	Headings Not Part of Plan	14
9.14	Extension of Plan to Affiliates	14
ARTICLE X-CODE SECTION 409A		14
10.1	Compliance with Code Section 409A	14
10.2	Payments Upon Income Inclusion Under Code Section 409A	15

FIRSTMERIT CORPORATION
DIRECTOR DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED AS OF __________ __, 2012
This Plan is hereby amended and restated as of __________ __, 2012 and is a continuation of the FirstMerit Corporation Director Deferred Compensation Plan Amended and Restated as of December 15, 2008.
ARTICLE 1-PURPOSES
The purposes of the Plan are (i) to provide Directors with flexibility with respect to the form and timing of the payment of Compensation, (ii) to more closely align the interests of Directors with the interests of the Corporation's shareholders, and (iii) to assist the Corporation and its Affiliates in attracting and retaining qualified individuals to serve as Directors.
ARTICLE II-DEFINITIONS
Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:
2.1    Accounts
"Accounts" means a Participant's Cash Accounts, Stock Accounts and Asset Accounts.
2.2    Affiliates
"Affiliates" means affiliated or subsidiary entities of the Corporation as defined in Code Sections 414(b) and (c). An Affiliate may elect to participate in the Plan and the Board may approve such election in its sole discretion.
2.3    Aggregated Plan
"Aggregated Plan" means any agreement, method, program or other arrangement that, along with the Plan, would be treated as a single nonqualified deferred compensation plan under Code Section 409A.
2.4    Asset Account
"Asset Account" means the sub-account(s) maintained by the Committee in the name of a Par-ticipant pursuant to Section 4.4.

2.5    Beneficiary
"Beneficiary" means the person, persons, or entity (including without limitation any trustee) last designated by the Participant to receive benefits specified hereunder in the event of the Participant's death.
2.6     Board

"Board" means the Board of Directors of the Corporation.
2.7    Business Day
"Business Day" means a day, except for a Saturday, Sunday, a legal holiday or a day when the primary stock exchange on which the Common Stock is traded is not open.
2.8    Cash Account
"Cash Account" means the sub-account(s) maintained by the Committee in the name of a Participant pursuant to Section 4.2.
2.9    Closing Price
"Closing Price" means the closing price of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System.
2.10     Code
"Code" means the Internal Revenue Code of 1986, as amended, and including any rules or regulations promulgated thereunder.
2.11     Committee
"Committee" means the Compensation Committee of the Board.
2.12     Common Stock
"Common Stock" means the common shares, no par value, of the Corporation.
2.13     Compensation
"Compensation" means all fees payable to a Director for services to the Corporation and/or an Affiliate as a director, including retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof but excluding reimbursements for expenses.
2.14     Corporation
"Corporation" means FirstMerit Corporation, an Ohio corporation, and any successor to the business thereto.

2.15    Deferral Election
"Deferral Election" means an irrevocable annual election to defer Compensation and the corresponding distribution elections, made by a Participant pursuant to Articles III, N and V and for which a Participation Agreement has been submitted by the Participant to the Committee.
2.16     Director
"Director" means any individual serving on the Board or on the board of directors of an Affiliate, who is not an employee of the Corporation or an Affiliate, or any individual who served as a Community Board Advisor (or like designation) on or before September 1, 2012.

2.17     Exchange Act
"Exchange Act" means the Securities Exchange Act of 1934, as amended. 2.18     Investment Fund
"Investment Fund" means an investment fund in which Accounts may be deemed to be invested. An Investment Fund may be any open-ended fund, closed-end fund, a fund which is deemed to be in-vested in a particular stock or other investment except Common Stock, or a fund which credits a fixed or variable interest rate determined by the Committee.
2.19     Participant
"Participant" means a Director who has made a Deferral Election, or a former Director who has an Account.
2.20    Participation Agreement
"Participation Agreement" means the agreement, whether written or provided through electronic means, to make a Deferral Election, which, except as provided in Section 3.3, must be submitted by a Director to the Committee or its delegates prior to the Plan Year to which the Deferral Election applies.
2.21        Plan
"Plan" means the FirstMerit Corporation Director Deferred Compensation Plan, as amended from time to time.
2.22     Plan Year
"Plan Year" means the calendar year. 2.23     Reamortization Date
"Reamortization Date" means the date on which benefit payments are recalculated to account for changes in investment performance or interest rates. This date shall be the last Business Day of October, effective on January 1 of the next Plan Year.

2.24     Separation from Service
"Separation from Service" means the Participant's "separation from service" (as defined in Code Section 409A) with the Corporation and all Affiliates.
2.25    Stated Interest Rate
"Stated Interest Rate" means, with respect to any calendar month, two (2) percentage points over the average of the composite yield on Moody's Average Corporate Bond Yield for the month of October immediately preceding the Plan Year as determined from Moody's Bond Record published by Moody's Investors Services, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Corporation. The Committee shall establish the Stated Interest Rate effective as of January 1 of each Plan Year, which, once established, shall be used for all interest determinations during such Plan Year.
2.26     Stock Account
"Stock Account" means the sub-account(s) maintained by the Committee in the name of a Participant pursuant to Section 4.3.

2.27    Stock Credit
"Stock Credit" means a credit to a Participant's Stock Account, calculated pursuant to Section 4.3(b) of this Plan.
2.28     Valuation Date
"Valuation Date" means the last Business Day of the month in which the Participant has a Separation from Service or dies.
ARTICLE III-PARTICIPATION IN THE PLAN
3.1    Eligibility
All Directors shall be eligible to participate in the Plan.
3.2    Participation
A Director may elect to participate in the Plan each Plan Year by filing with the Committee a Deferral Election in a Participation Agreement prior to January 1 of the Plan Year in which Compensation is earned for services performed during such Plan Year, except as set forth in Section 3.3 herein. Such Deferral Election shall be irrevocable as of the December 31 immediately preceding the Plan Year for which the election is made and shall remain in effect for one (1) Plan Year only.
3.3    Initial Year of Eligibility
An individual who becomes a Director between January 1 and June 30 shall be eligible to participate in the Plan on the July 1 immediately following the date he becomes a Director. Such Director may elect to participate in the Plan by filing with the Committee a Deferral Election in a Participation Agreement no later than thirty (30) days after the date on which the individual becomes a Director. Such Deferral Election shall be applicable only with respect to Compensation for services performed after the later of July 1 or the date such election is made, and shall be irrevocable thirty (30) days after the date on which the individual becomes a Director. Notwithstanding the foregoing, this Section 3.3 shall not apply if, at the time the individual becomes a Director, the individual also is eligible to participate in any Aggregated Plan.
3.4    Deferral Elections
Except as provided in Section 3.3, a Director may make a Deferral Election with respect to Compensation earned for services performed during the immediately succeeding Plan Year by filing a Participation Agreement with the Committee pursuant to Section 3.2. The amount to be deferred shall be stated as a whole percentage up to one hundred percent (100%) of Compensation. Any Director who is a Community Board Advisor (or like designation) that did not make a Deferral Election for Plan Year 2012 or fails to make a Deferral Election in any Plan Year subsequent to Plan year 2012 will not be eligible to elect to make a Deferral election.
ARTICLE IV-ACCOUNTS
4.1    Crediting Accounts
A Director's deferred Compensation shall be credited to such Director's Account(s) as of the date such amount, absent the Deferral Election, would otherwise have been paid to such Director.

4.2    Cash Account
(a)Establishing a Cash Account. A Participant may elect to establish an annual Cash Account which shall be maintained solely for recordkeeping purposes pursuant to a Deferral Election. A Participant shall be one hundred percent (100%) vested in his Cash Account at all times.
(b)Earnings. As of the last day of each calendar month, the Participant's Cash Account(s) shall be credited with earnings equal to the product of the average daily balance of the Cash Account(s) during such month (determined after adjustment for any deferred Compensation credited thereto and any amount distributed therefrom) and an interest rate equal to the Stated Interest Rate.
4.3    Stock Account
(a)Establishing a Stock Account. A Participant may elect to establish an annual Stock Account which shall be maintained solely for recordkeeping purposes pursuant to a Deferral Election. A Participant shall be one hundred percent (100%) vested in his Stock Account(s) at all times.
(b)Stock Credits. Each Participant's Stock Account shall be credited with Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such Compensation the Participant elected to allocate to the Stock Account at the Closing Price on the day as of which such Stock Account is so credited.
(c)Dividends. As of the date any cash dividend is paid to holders of shares of Common Stock, a Participant's Stock Account(s) shall be credited with additional Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price on such date with the amount that would have been paid as dividends on that number of shares of Common Stock (including fractions of a share) which is equal to the number of Stock Credits attributable to the Participant's Stock Account(s) as of the record date of such dividend. In the case of dividends paid in shares of Common Stock, the Participant's Stock Account(s) shall be credited with additional Stock Credits equal to the number of dividend shares that would have been received with respect to that number of shares of Common Stock (including fractions of a share) which is equal to the number of Stock Credits attributable to the Participant's Stock Account(s) as of the record date of such dividend.
4.4    Asset Account
(a)Establishing an Asset Account. With respect to each Plan Year commencing on or after January 1, 2009, a Participant may elect to establish an annual Asset Account, which shall be maintained solely for recordkeeping purposes, pursuant to a Deferral Election allocation to one (1) or more Investment Funds. A Participant shall be one hundred percent (100%) vested in his Asset Account at all times.
(b)Selection of Investment Funds. The Committee shall have sole discretion in the se-lection, number and types of Investment Funds for this Plan and may change or eliminate In-vestment Funds from time to time in its sole discretion.
(c)Investment Fund Performance. The deemed earnings, gains and losses of each In-vestment Fund shall be determined by the Committee, in its reasonable discretion, based on the performance of the Investment Funds themselves. The balance of a Participant's Asset Accounts shall be credited or debited on a daily basis based on the performance of each Investment Fund in which a Participant's Asset Accounts are deemed to be invested, such performance and the cred-iting of such performance being determined by the Committee in its sole discretion.
4.5    Transfers Among Investment Funds and Between Accounts
(a)No Transfers. No amount credited to any Stock Account or Cash Account may be transferred and credited to any Investment Fund, and no amount credited to an Investment Fund may be transferred and credited to any Stock Account or Cash Account.
(b)Investment Funds. Any amount credited to an Investment Fund may be transferred and credited to any other Investment Fund at the direction of the Participant. Any such direction from a Participant will become effective as of the first day of the next month following the Par-ticipant's request for a change.

(c)Committee Procedures. The Committee may establish such rules and procedures as it determines to be appropriate for the crediting of deferrals and transfers to Investment Funds, for transfers among Investment Funds and for crediting deemed earnings, gains and losses of an Investment Fund.

ARTICLE V-DISTRIBUTIONS
5.1    Distributions upon Separation from Service (Other Than Death)
Upon the Participant's Separation from Service except due to death, distribution of the Participant's Account(s) shall be made or commence in accordance with such Participant's applicable Deferral Elections no later than thirty (30) days following the Valuation Date; provided, however, that if the Participant elected a later month for distribution of his Compensation earned for services performed prior to January 1, 2005 and deemed earnings credited thereon in accordance with the terms of the Plan as of October 3, 2004, distribution of such amounts shall be distributed on the date specified in accordance with the terms of the Plan as of October 3, 2004. Distributions from the Cash Accounts and Asset Accounts shall be made in cash, and distributions from the Stock Accounts shall be made in Common Stock, in an amount equal to the balance of each such Account as further described in this Article V.
5.2    Distributions from Cash Accounts and Asset Accounts
(a) Manner of Payment
(i)A Participant may elect in the Participation Agreement relating to a Cash Account or Asset Account to receive such Account in monthly installments not to exceed one hundred twenty (120) separate installments or in a single, lump sum distribution. The Committee shall distribute such Account in accordance with such election or, if no such election is made, in a single, lump sum distribution.
(ii)Solely with respect to Deferral Elections attributable to Compensation earned for services performed prior to January 1, 2005 and deemed earnings credited thereon, the Participant may change a previously made election or make a new election which shall become effective one (1) year after the date such election is submitted to the Committee.
(b) Installment Payments. The amount of a monthly installment from a Cash Account or Asset Account shall be equal to the product of the current balance in such Account on the Valuation Date and/or Reamortization Date and a fraction, the numerator of which is one (1) and the denominator of which is the total number of installments elected, minus the number of installments previously paid.
5.3    Distributions from Stock Accounts
(a) Manner of Payment
(i)    Solely with respect to Deferral Elections attributable to Compensation earned for services performed prior to January 1, 2005 and deemed earnings credited thereon, a Participant may elect to receive a Stock Account in monthly installments not to exceed one hundred twenty (120) separate installments or in a single, lump sum distribution. The Committee shall distribute such Account in accordance with the Participant's election, or if no such election is made, in a single, lump sum distribution. If the Participant's Stock Account includes a fractional Stock Credit, the number of Stock Credits in such Stock Account shall be increased to the next highest whole number. The Participant shall receive one (1) share of Common Stock with respect to each Stock Credit allocated to such Participant's Stock Account.

(i)With respect to Deferral Elections attributable to Compensation earned for services performed after December 31, 2004 and deemed earnings credited thereon after that date, a Participant may elect to receive a Stock Account in annual installments not to exceed ten (10) separate installments or in a single, lump sum distribution. The Committee shall distribute such Account in accordance with the Participant's election, or if no such election is made, in a single, lump sum distribution. If the Participant's Stock Account includes a fractional Stock Credit, the number of Stock Credits shall be increased to the next highest whole number. The Participant shall receive one (1) share of Common Stock with respect to each Stock Credit allocated to such Participant's Stock Account.
(ii)Solely with respect to Deferral Elections attributable to Compensation earned for services performed prior to January 1, 2005 and deemed earnings credited thereon, the Participant may change a previously made election or make a new election which shall become effective one (1) year after the date such election is submitted to the Committee.
(b) Installment Payments. The amount of each installment from a Stock Account shall be equal to the product of the current number of Stock Credits in such Stock Account on the Valuation Date and/or Reamortization Date and a fraction, the numerator of which is one (1) and the denominator of which is the total number of installments elected, minus the number of installments previously paid.
5.4    Small Accounts
(a)Solely with respect to Deferral Elections attributable to Compensation earned for
(b)services performed prior to January 1, 2005 and deemed earnings credited thereon, and notwithstanding any other provision of this Plan, if the Participant's Account balance is five thousand dollars ($5,000) or less on the Valuation Date, such Account balance shall be paid in a single, lump sum distribution.
(c)Solely with respect to Deferral Elections attributable to Compensation earned for
(d)services performed after December 31, 2004 and deemed earnings credited thereon after that date, and notwithstanding any other provision of the Plan, if the aggregate combined value of the Participant's Account(s) and amounts under any Aggregated Plan is not greater than the Code Section 402(g)(1)(B) limit on elective deferrals on the Valuation Date, such Account balance shall be paid in a single, lump sum distribution in cash and/or Common Stock, as applicable.
(e)Any payment under Section 5.4(b) must result in the termination and liquidation of the entirety of the Participant's interest under the Plan and all Aggregated Plans.
5.5    In-Service Distributions
(a) Solely with respect to Deferral Elections attributable to Compensation earned for services performed prior to January 1, 2005 and deemed earnings credited thereto, a Participant may elect to withdraw all or a portion of his Accounts in substantially equal annual installments of the Accounts amortized over a period of up to five (5) years or, if approved by the Committee in its sole discretion, in a single, lump sum distribution. If a Participant elects to withdraw all of such Accounts, the amount to be distributed in installment payments shall be determined in the same manner as that set forth in Section 5.2(b) and 5.3(b), as of January 1 of each year in which an installment is to be received, based on the remaining Account balances, as adjusted for gains and losses, and the remaining number of installment payments. Adjustments for investment gains and losses shall continue on the undistributed Account balances. Any such election must be in writing and delivered to the Committee not less than one (1) year in advance of the payment date.
(b) Solely with respect to Deferral Elections attributable to Compensation earned for services performed after December 31, 2004 and earnings credited thereon after that date, a Participant may make an election in a Participation Agreement to receive amounts deferred in the applicable Plan Year on a specified date that is no sooner than a date in the third (3" I) Plan Year following the Plan Year to which the Deferral Election applies. Such distribution shall be made in a lump sum within thirty (30) days after the specified date.

(c) The Participant may subsequently elect to change the date of the in-service distribution under Section 5.5(b) subject to the following restrictions:
(i)The new election shall be effective twelve (12) months following the date the Participant files such election with the Committee;
(ii)The new election is made at least twelve (12) months prior to the date an amount is due to be paid pursuant to a prior election; and
(iii)The new specified date of distribution is not less than five (5) years later than the date the amount would otherwise have been paid to the Participant.
(d) Notwithstanding anything herein to the contrary, if the Participant has a Separation from Service or dies prior to the specified payment date, such election shall be null and void and the Participant's Accounts shall be distributed pursuant to Section 5.1, 5.2, 5.3, 5.4 and/or 5.7.
5.6    Accelerated Distribution
(a)Solely with respect to Deferral Elections attributable to Compensation earned for ser-vices performed prior to January 1, 2005 and deemed earnings credited thereon, a Participant may elect to receive, upon written request to the Committee, a single, lump sum distribution of more than ten thousand dollars ($10,000), or if less, the entire balance held in such Accounts, from the Participant's Accounts as of the end of the calendar month prior to the month in which the Committee receives the written request. The amount requested by the Participant under this Section 5.6 shall be paid in a single, lump sum distribution within thirty (30) days following the receipt of the notice by the Committee from the Participant. The Participant shall permanently forfeit ten percent (10%) of the amount requested. The Corporation shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.
(b)If a Participant receives a distribution pursuant to this Section 5.6, such Participant shall not be eligible to participate in the Plan in the Plan Year immediately following the Plan Year in which the accelerated distribution is requested. In addition, a Participant who receives an accelerated distribution shall not receive another accelerated distribution for a period of at least one (1) year from the date of distribution.
5.7    Distribution upon Death
Upon the death of a Participant, the Beneficiary shall be entitled to receive an amount equal to the Participant's Account balance, plus earnings, gains, losses and dividends on such Accounts until all benefits have been paid. Payments shall commence within thirty (30) days of the Participant's date of death.
Each Participant may elect, on a Participation Agreement, to have death benefits covered by such Participation Agreement paid in any manner described in Sections 5.2 and 5.3. If the Participant dies after installment payments have commenced, the Committee shall pay the Participant's Beneficiary any remaining installment payments that would have been paid had the Participant survived.
ARTICLE VI-BENEFICIARY DESIGNATION
6.1    Beneficiary Designation
Each Participant shall have the right, at any time, to designate one (1) or more persons as the primary or contingent Beneficiary(ies) to whom benefits under this Plan shall be paid in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Unless stated otherwise in writing in the form provided by the Committee, payments hereunder shall be paid in equal shares to surviving Beneficiaries if more than one (1) Beneficiary has been chosen. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant's lifetime. If a Participant's Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.
6.2     Amendments
Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Committee.
6.3    No Beneficiary Designation or Death of Beneficiary
In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)The surviving spouse; and
(b)The Participant's estate.
In the event of the death of a Beneficiary after payments commence but prior to the Beneficiary receiving all benefit payments hereunder, the remaining balance shall be paid in a lump sum to the estate of the Beneficiary.
6.4    Effect of Payment
Payment to the Beneficiary (or to the Beneficiary's estate) shall completely discharge the Corporation's obligations under this Plan.

ARTICLE VII-THE COMMITTEE
7.1    Authority
The Committee shall have full power and authority to administer the Plan, including the power to (i) promulgate forms to be used with respect to the Plan, (ii) promulgate rules of Plan administration, (iii) settle any disputes as to rights or benefits arising from the Plan, (iv) interpret the terms of the Plan and (v) make such decisions or take such action as the Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan.
7.2    Elections, Notices
All elections and notices required to be provided to the Committee under the Plan must be on such form or forms prescribed by, and contain such information as is required by, the Committee.
7.3    Agents
The Committee may appoint an individual or individuals to be the Committee's agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.
7.4    Binding Effect of Decisions
The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.
7.5    Indemnity of Committee
The Corporation has entered into Indemnification Agreements with each of the members of the

Committee protecting them against such claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except as otherwise indicated in such Indemnification Agreement.
ARTICLE VIII-SHARES AVAILABLE
8.1     Number
Seven hundred fifty thousand (750,000) shares of Common Stock are available for issuance under the Plan in accordance with the provisions hereof and such other provisions as the Committee may from time to time deem necessary. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Corporation if, in the opinion of counsel for the Corporation, such shareholder approval is required. Stock Credits allocated to a Participant's Accounts shall be applied to reduce the maximum number of shares of Common Stock remaining available under the Plan. Shares of Common Stock issuable under the Plan may be taken either from authorized but unissued or treasury shares, as determined by the Corporation.

8.2    Adjustments
(a)If at any time the number of outstanding shares of Common Stock shall be increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of shares of Common Stock available under Section 8.1 and the number of Stock Credits with which each Participant's Account is credited shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased. If the number of outstanding shares of Common Stock shall at any time be decreased as the result of any combination, reverse stock split or reclassification of shares, the number of shares of Common Stock available under Section 8.1 and the number of Stock Credits with which each Participant's Account is credited shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased.
(b)In the event the Corporation shall at any time be consolidated with or merged into any other corporation and holders of shares of Common Stock receive shares of the capital stock of the resulting or surviving corporation, there shall be credited to each Participant's Stock Account, in place of the Stock Credits then credited thereto, new Stock Credits in an amount equal to the product of the number of shares of capital stock exchanged for one (1) share of Common Stock upon such consolidation or merger and the number of Stock Credits with which the Participant's Account then is credited, and the number of shares of Common Stock available under Section 8.1 shall be similarly adjusted. If in such a consolidation or merger, holders of shares of Common Stock shall receive any consideration other than shares of the capital stock of the resulting or surviving corporation or its parent corporation, the Committee, in its sole discretion, shall determine the appropriate change in Participants' Accounts.
ARTICLE IX-MISCELLANEOUS
9.1    Unfunded Plan
No promise hereunder shall be secured by any specific assets of the Corporation or any Affiliate, nor shall any assets of the Corporation or its Affiliates be designated as attributable or allocated to the satisfaction of such promises. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation and its Affiliates.
9.2    Non-alienation of Benefits
No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit, prior to receipt thereof pursuant to the provisions of the Plan, shall be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

9.3    Invalidity
If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

9.4    Governing Law
This Plan shall be governed by the laws of the State of Ohio, without regard to the conflict of law provisions thereof.
9.5    Amendment, Modification and Termination of the Plan
The Board at any time may terminate and in any respect amend or modify the Plan; provided, however, that no such termination, amendment or modification shall adversely affect the rights of any Participant or Beneficiary, including his rights with respect to Cash and Stock Account balances credited prior to such termination, amendment or modification, without his consent. Notwithstanding the foregoing, the provisions of this Plan that determine the amount, price or timing of benefits related to Stock Credits shall not be amended more than once every six (6) months (other that as may be necessary to conform to any applicable changes in the Code), unless such amendment would be consistent with the provisions of Rule 16b-3 (or any successor provisions) promulgated under the Exchange Act. Following termination of the Plan, the Committee may distribute Participants' Account balances attributable to Deferred Compensation after December 31, 2004 and deemed earnings, gains and losses credited thereon if such distribution is permissible under, and would not result in any Participant being subject to tax penalties pursuant to, Code Section 409A.
9.6    Successors and Heirs
The Plan and any properly executed elections hereunder shall be binding upon the Corporation, its Affiliates and Participants, and upon any assignee or successor in interest to the Corporation or any Affiliate and upon the heirs, legal representatives and Beneficiaries of any Participant.
9.7    Status as Shareholders
Stock Credits are not, and do not constitute, shares of Common Stock, and no right as a holder of shares of Common Stock shall devolve upon a Participant unless and until such shares are issued to the Participant or Beneficiary.
9.8    Rights
Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or the board of directors of any Affiliate or any rights or interests other than as herein provided.
9.9    Use of Terms
The masculine includes the feminine and the plural includes the singular, unless the context clearly indicates otherwise.
9.10     Statement of Accounts
Each Participant in the Plan during the immediately preceding Plan Year shall receive a statement of his Accounts under the Plan as of December 31 of such preceding Plan Year. Such statement shall be in a form and contain such information as is deemed appropriate by the Committee.

9.11     Compliance with Laws

This Plan and the payment and deferral of Compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal reporting, registration, insider trading and other securities laws) and to such approvals by any listing agency or any regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring the securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.
9.12     Plan Construction
Anything in this Plan to the contrary notwithstanding, it is the intent of the Corporation that all transactions under the Plan satisfy the applicable requirements of Rule 16b-3 promulgated under Section 16 of the Exchange Act so that a Director who is or becomes a member of a committee administering stock compensation plans of the Corporation will be "disinterested" as defined in Rule 16b-3 for purposes of administering such plans, will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability thereunder. To the extent any provision of the Plan, action by the Committee or election by a Director fails to so comply, it shall be deemed null and void to the extent permitted by law.
9.13    Headings Not Part of Plan
Headings and subheadings in the Plan are inserted for reference only and are not to be considered in the construction of the Plan.
9.14    Extension of Plan to Affiliates.
By action of its Board, the Corporation may terminate an Affiliate's eligibility to participate in the Plan; provided, however, that such termination shall not be effective until the last day of the calendar year in which such action was taken. Upon termination of an Affiliate's eligibility, the Affiliate shall remain obligated to pay such deferred compensation in accordance with the provisions of the Plan in ef-fect immediately prior to the date of such termination.
ARTICLE X-CODE SECTION 409A
10.1     Compliance with Code Section 409A
Notwithstanding anything herein to the contrary, all provisions in this document shall be interpreted, to the extent possible, to be in compliance with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance. Nothing in this Plan shall be construed as an entitlement to or guarantee of any particular tax treatment for any Participant, and none of the Corporation, any of its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Code Section 409A.

10.2     Payments Upon Income Inclusion Under Code Section 409A
Notwithstanding anything to the contrary contained herein, the Corporation may accelerate the time or schedule of a distribution to a Participant at any time the Plan fails to meet the requirements of Code Section 409A. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
FIRSTMERIT CORPORATION

By:_/s/ Christopher J. Maurer___
Its: Executive Vice President
Dated: _12/12/2012______________________

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